Exhibit 99.1

COMPANY CONTACT

Bonnie Ortega

VP – Corporate Communications

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

UNUSUAL TRADING ACTIVITY IN CARDIUM COMMON STOCK

SAN DIEGO, Calif. – September 27, 2013 - Cardium Therapeutics (NYSE MKT: CXM) today released the following statement.

In view of the unusual market activity in the Company’s common stock on Friday, Sept. 27, 2013, the New York Stock Exchange contacted the Company in accordance with its usual practice. The Company stated that its policy is not to comment on market activity.

About Cardium

Cardium is an asset-based health sciences and regenerative medicine company focused on the acquisition and strategic development of innovative products and businesses with the potential to address significant unmet medical needs and having definable pathways to commercialization, partnering or other economic monetizations. Cardium has four private company business units in its medical opportunities portfolio: (1) LifeAgain® Insurance Solutions, Inc. which is focused on building the Company’s medical data analytics platform technology and selling term life insurance. LifeAgain recently announced its first term life insurance program for men with prostate cancer; (2) Angionetic Biologics™, which includes Cardium’s late-stage DNA-based Generx® cardiovascular biologic product candidate; (3) Activation Therapeutics™, which includes the Company’s regenerative medicine wound healing technology platform, including its Excellagen® advanced wound care product; and (4) To Go Brands®, which includes the Company’s health sciences and nutraceutical business. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. For more information, visit www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from expectations. For example, there is no assurance that clinical studies will be successful or will lead to approvals or clearances from health regulatory authorities, or that approvals in one jurisdiction will help to support studies or approvals elsewhere; that the Company can attract suitable commercialization partners for our products or that we or partners can successfully commercialize them; that our product or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive or blocked by third party proprietary rights or other means; that the products and product candidates referred to in this report or in our other reports will be successfully commercialized and their use reimbursed, or will enhance our market value; that new product opportunities or commercialization efforts will be successfully established; that third parties on whom we depend will perform as anticipated; that the Company will not be adversely affected by risks and uncertainties that could impact our operations, business or other matters, as described in more detail in our filings with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2013 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics®, Generx®, Excellagen®, LifeAgain®, BlueMetric™, Decision Rule Adaption™, ADAPT™, Angionetics Biologics™, Activation Therapeutics™ are trademarks of Cardium Therapeutics, Inc. or Tissue Repair Company. To Go Brands®, High Octane®, Green Tea Energy Fusion™, Acai Natural Energy Boost™, Greens to Go®, Extreme Berries to Go®, Healthy Belly®, VitaRocks®, Smoothie Complete®, Trim Green Coffee Bean™, and Trim Energy®, are trademarks of To Go Brands, Inc. Other trademarks belong to their respective owners.